Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release: April 19, 2007

Bentley Elected Chemung Financial Chief Executive Officer

On Wednesday, April 18, 2007, Ronald M. Bentley was elected President & Chief Executive Officer of Chemung Financial Corporation and its banking subsidiary, Chemung Canal Trust Company. Mr. Bentley, 54, succeeds Jan P. Updegraff, 64, who will continue as Vice Chairman of the Board until his retirement in 2008.

Mr. Bentley joined Chemung Canal Trust Company as President and Chief Operating Officer in August 2006, after a 25-year career in retail banking with several organizations. Most recently, from 2001-2006, he was with NBT Bancorp, Inc., a $5 billion financial services holding company headquartered in Norwich, N.Y., where he served as President of Retail Banking.

Mr. Bentley, who is a member of the Board of both Chemung Financial Corporation and Chemung Canal Trust Company, is a 1975 graduate of Dowling College and earned an MBA in Marketing and Finance from Adelphia University in 1980. He and his wife, Helen, reside in Elmira.

Mr. Updegraff, an Air Force veteran of the Vietnam War, joined Chemung Canal in 1970. His career path included rising to Senior Vice President for investments in the Bank's Trust Department in 1986. He was named Executive Vice President and Chief Financial Officer in 1990 and was elected President and Chief Executive Officer in 1998. Mr. Updegraff was elected Vice Chairman and Chief Executive Officer in July 2006. He has served as a Director of Chemung Financial Corporation and Chemung Canal Trust Company since 1996.

Mr. Updegraff currently serves as a board member of the Chemung County Chamber of Commerce, Southern Tier Economic Growth (STEG) and the Arnot Ogden Medical Center. He has previously served as President of the Board of Bethany Retirement Home and Southern Tier Hospice, as well as Chairman of the Board of STEG, the Arnot Ogden Medical Center and the Chemung County Chamber of Commerce.

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